                                                                    EXHIBIT 23.5


                             Accountants' Consent



To Board of Directors
Wireless Ventures of Brazil, Inc.

We consent to the use of our report dated May 31, 1996, except for note 15 which is as of June 14, 1996, with respect to the consolidated balance sheets of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the six month period ended December 31, 1994, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                       /s/ KPMG Peat Marwick LLP


Washington, DC
July 18, 1997